News Release

CDI Corp. Reports Fourth Quarter and Full Year 2009 Results, and Announces Dividend

Philadelphia (February 23, 2010) - CDI Corp. (NYSE:CDI) today reported financial results for the fourth quarter and year ended December 31, 2009, and announced a quarterly cash dividend.

For the quarter ended December 31, 2009, the company reported a net loss of $6.9 million, or $0.36 per diluted share, versus a net loss of $3.6 million, or $0.19 per diluted share, in the prior-year fourth quarter. For the fourth quarter 2009, the operating loss was $6.4 million compared to $3.2 million in the fourth quarter 2008.

The fourth quarter 2009 operating loss of $6.4 million includes a $4.3 million charge associated with a previously-disclosed claim under the federal False Claims Act that the company received from the Civil Division of the U.S. Department of Justice (DOJ) in August 2009. Also included are $0.4 million in legal expenses associated with the DOJ claim, $0.6 million in charges for severance and real estate exit costs, $0.6 million in non-income based tax items, and an increase in bad debt reserves of $0.3 million for potential credit losses associated with a previously-disclosed bankruptcy of a large customer in the Engineering Solutions segment.

Excluding these charges, the company’s operating loss for the fourth quarter 2009 was $0.3 million while the net loss was $1.6 million or $0.09 per diluted share. Fourth quarter 2008 operating profit, when excluding charges totaling $5.3 million disclosed in that prior-year period, was $2.1 million, while the net loss was $0.1 million or $0.01 per diluted share.

Fourth quarter 2009 revenue declined 14.4% (16.7% in constant currency) to $217.2 million compared to revenue of $253.6 million in the prior-year fourth quarter.

For the year ended December 31, 2009, the company reported a net loss of $19.9 million, or $1.05 per diluted share, on revenue of $885.0 million. In addition to the aforementioned fourth quarter 2009 charges, the major factor contributing to the full year 2009 loss is a $12.3 million charge which the company recorded in the third quarter of 2009 related to the previously-disclosed fine imposed by the United Kingdom’s Office of Fair Trading. For the full year 2008, the company reported net earnings of $19.4 million, or $0.97 per diluted share, on revenue of $1.12 billion.

The company also announced a quarterly cash dividend of $0.13 per share to be paid on March 23, 2010 to all shareholders of record as of March 9, 2010.

“Although CDI’s markets remained challenging in the fourth quarter, we saw some signs that a modest recovery is underway in sectors of our business,” said President and Chief Executive Officer, Roger H. Ballou. “Our IT Solutions business experienced year-over-year revenue growth of 13.0% due to successful business development efforts and increased spending across most industry segments, while our Management Recruiters International division saw a moderation in royalty revenue decline versus the prior-year which resulted in sequential royalty growth. However, we saw continued softness in some areas of our Engineering Solutions business as customer capital projects – primarily in the chemical, petrochemical and commercial aerospace markets – continued to be delayed. Additionally, we continued to see softness at AndersElite driven by the weak UK construction industry.”

Business Segment Discussion

CDI Engineering Solutions (ES) revenue declined 19.2% (21.1% in constant currency) versus the year-ago fourth quarter primarily driven by continued weakness in the Process & Industrial vertical (particularly in the petrochemical and chemical areas) as well as by weakness in commercial aviation in the Aerospace vertical. ES reported an operating loss of $4.6 million versus an operating profit of $0.9 million in the year-ago fourth quarter. ES’ performance was driven by the revenue decline, the aforementioned DOJ charge of $4.3 million and associated legal expense of $0.4 million. Fourth quarter operating results also include $0.5 million in losses from the company’s ownership in joint ventures, $0.4 million in real estate exit and severance costs, and $0.3 million in increased bad debt reserves. Fourth quarter 2008 results included bad debt charges of $2.5 million due to the bankruptcy of a large customer, reorganization charges of $0.6 million, $0.5 million in costs associated with unsuccessful acquisition negotiations, and a $0.5 million goodwill adjustment.

Additionally, the prior-year fourth quarter included $0.4 million of operating losses associated with the company’s ownership in joint ventures.

Management Recruiters International, Inc. (MRI) revenue declined by 21.9% versus the prior-year fourth quarter reflecting a moderation in royalty revenue declines as well as declines in staffing and franchise sales. MRI reported operating profit of $1.0 million, versus a $1.1 million operating profit in the year-ago fourth quarter, primarily due to declines in higher-margin royalties mostly offset by cost reduction efforts.

UK-based CDI AndersElite (Anders) revenue declined 35.6% (41.5% in constant currency) versus the prior-year fourth quarter reflecting moderating, but still weak, market conditions in the UK construction industry. Anders reported an operating loss of $1.3 million versus an operating loss of $1.7 million in the year-ago fourth quarter reflecting the revenue decline offset by cost reduction efforts.

CDI IT Solutions fourth quarter revenue accelerated to a growth rate of 13.0% when compared to the year-ago fourth quarter reflecting ramp-up of previous new business wins and continued business development efforts. Operating profit of $1.7 million was more than double the prior-year fourth quarter reflecting the revenue increase, operating leverage and effective cost controls during the quarter.

Corporate Summary

Corporate overhead costs decreased by 16.5% compared to the prior-year fourth quarter primarily related to cost control efforts which included lower professional services fees somewhat offset by severance costs of $0.1 million.

“CDI ended the quarter with $73.5 million in cash and cash equivalents,” said Ballou. “With our existing cash and cash equivalents, and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth, capital spending, shareholder dividends and potential strategic acquisitions.”

Business Outlook

“While some areas of our business have shown resilience – particularly in IT Solutions, MRI and Government Services – the nascent economic recovery has not yet affected all areas of CDI’s current business mix,” said Ballou. “We anticipate that our customers will increase their capital spending in CDI’s Engineering Solutions verticals later in the business cycle and that permanent placement hiring in technical, professional and managerial areas will ramp-up during the year. The prudent expense reductions we have taken during the previous six quarters have enabled us to reduce total CDI operating and administrative expenses by over $10 million during the fourth quarter versus the prior year and by over $49 million for the full year versus the prior year when excluding the DOJ and OFT charges and other previously-disclosed out-of-pattern charges. This has created an efficient operating structure which could provide upside operating leverage. We anticipate that overall first quarter 2010 revenue declines could narrow to 5% to 8% on a year-over-year basis. As a result of the relative weakness of the US dollar compared to the year-ago first quarter, we anticipate that in constant currency our revenue decline could likely be in the range of 8% to 11%.”

Financial Tables Follow

Conference Call/Webcast

CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information

Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This new release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about the Company’s strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like “anticipates,” “believes,” “expects,” “may,” “will,” “could,” “should,” “intends,” “plans,” “estimates” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: continued weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; further weakness in the financial and capital markets, which may result in the postponement or cancellation of the CDI customers’ capital projects or the inability of CDI’s customers to pay the Company’s fees; loss of business and other adverse customer consequences as a result of the UK Office of Fair Trading decision or the Department of Justice investigation; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for the Company’s activities, including the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies or judicial decisions adverse to the Company’s businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Note on Constant Currency Calculations

Constant currency year-over-year changes should be considered in addition to, and not as a substitute for or superior to, changes in revenue prepared on a US dollar reported basis. Constant currency year-over-year changes in revenue are calculated by translating the prior period’s revenue in local currencies into US dollars using the average exchange rates of the current period.

Contacts:

Vincent Webb	Mark Kerschner
Vice President, Corporate Communications & Marketing	Chief Financial Officer
215-636-1240	215-636-1105
Vince.Webb@cdicorp.com	Mark.Kerschner@cdicorp.com

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CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the year ended
	December 31,		September 30, 2009	December 31,
	2009	2008		2009	2008

Revenue	$217,199	$253,641	$223,673	$884,950	$1,118,597

Cost of service	176,232	199,617	179,782	708,386	863,150

Gross profit	40,967	54,024	43,891	176,564	255,447

Operating and administrative expenses (a) (b)	47,406	57,205	55,464	194,699	230,089

Operating profit (loss)	(6,439)	(3,181)	(11,573)	(18,135)	25,358

Other income (expense), net	16	844	(51)	81	3,770

Equity in losses from affiliated companies	(498)	(406)	(278)	(1,357)	(406)

Earnings (loss) before income taxes	(6,921)	(2,743)	(11,902)	(19,411)	28,722

Income tax expense (benefit)	(48)	871	280	508	9,307

Net earnings (loss)	(6,873)	(3,614)	(12,182)	(19,919)	19,415

Less: loss attributable to the noncontrolling interest	(4)	-	(10)	(17)	-

Net earnings (loss) attributable to CDI	$(6,869)	$(3,614)	$(12,172)	$(19,902)	$19,415

Diluted net earnings (loss) per share	$(0.36)	$(0.19)	$(0.64)	$(1.05)	$0.97

Average diluted number of shares	18,946	18,975	18,944	18,932	20,009

	December 31,	September 30,	December 31,
Selected Balance Sheet Data:	2009	2009	2008

Cash and cash equivalents	$73,528	$70,531	$61,761

Accounts receivable, net	$176,677	$187,727	$193,338

Current assets	$264,697	$277,144	$273,293

Total assets	$375,034	$385,802	$383,199

Current liabilities	$87,193	$91,595	$79,993

CDI shareholders' equity	$274,755	$281,942	$291,385

Noncontrolling interest	$141	$138	$-

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the year ended
	December 31,		September 30, 2009	December 31,
Selected Cash Flow Data:	2009	2008		2009	2008

Depreciation and amortization expense	$2,678	$3,104	$2,791	$11,207	$11,903

Capital expenditures	$1,300	$682	$740	$5,986	$10,136

Dividends paid	$2,463	$2,461	$2,463	$9,854	$10,342

Free cash flow for the quarter ended December 31, 2009 is shown below:

Net cash provided by operating activities	$4,845
Less: capital expenditures	(1,300)
Less: dividends paid	(2,463)
Free cash flow	$1,082

	For the three months ended			For the year ended
Selected Earnings and Other Financial	December 31,		September 30, 2009	December 31,
Data:	2009	2008		2009	2008

Revenue	$217,199	$253,641	$223,673	$884,950	$1,118,597

Gross profit	$40,967	$54,024	$43,891	$176,564	$255,447

Gross profit margin	18.9%	21.3%	19.6%	20.0%	22.8%

Operating and administrative expenses as a percentage of revenue	21.8%	22.6%	24.8%	22.0%	20.5%

Corporate expenses	$3,757	$4,500	$4,018	$15,877	$18,277

Corporate expenses as a percentage of revenue	1.7%	1.8%	1.8%	1.8%	1.6%

Operating profit margin	-3.0%	-1.3%	-5.2%	-2.0%	2.3%

Effective income tax rate	0.7%	-31.8%	-2.4%	-2.6%	32.4%

After-tax return on CDI shareholders’ equity (c)	-7.0%	6.2%	-5.5%	-7.0%	6.2%

Pre-tax return on net assets (d)	-9.7%	14.0%	-7.2%	-9.7%	14.0%

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the year ended
	December 31,		September 30, 2009	December 31,
Selected Segment Data:	2009	2008		2009	2008

Engineering Solutions
Revenue	$114,880	$142,217	$121,864	$483,755	$603,223
Gross profit	19,715	28,290	22,623	90,770	125,742
Gross profit margin	17.2%	19.9%	18.6%	18.8%	20.8%

Operating profit (loss) (a) (e)	(4,555)	865	2,969	5,360	27,069
Operating profit margin	-4.0%	0.6%	2.4%	1.1%	4.5%

Management Recruiters International
Revenue	$13,653	$17,487	$12,468	$53,975	$74,703
Gross profit	6,638	9,231	6,395	26,586	40,784
Gross profit margin	48.6%	52.8%	51.3%	49.3%	54.6%

Operating profit	1,009	1,117	823	2,306	9,923
Operating profit margin	7.4%	6.4%	6.6%	4.3%	13.3%

AndersElite
Revenue	$23,182	$35,992	$26,559	$103,292	$213,535
Gross profit	3,357	5,967	4,215	16,425	47,036
Gross profit margin	14.5%	16.6%	15.9%	15.9%	22.0%

Operating profit (loss) (b)	(1,285)	(1,736)	(13,380)	(17,794)	3,917
Operating profit margin	-5.5%	-4.8%	-50.4%	-17.2%	1.8%

IT Solutions
Revenue	$65,484	$57,945	$62,782	$243,928	$227,136
Gross profit	11,257	10,536	10,658	42,783	41,885
Gross profit margin	17.2%	18.2%	17.0%	17.5%	18.4%

Operating profit	1,651	667	1,755	6,513	2,320
Operating profit margin	2.5%	1.2%	2.8%	2.7%	1.0%

	For the three months ended			For the year ended
Engineering Solutions Revenue	December 31,		September 30, 2009	December 31,
by Vertical:	2009	2008		2009	2008

CDI Process and Industrial	$80,457	$104,716	$85,346	$337,544	$459,746
CDI Government Services	21,733	20,963	22,698	88,488	82,909
CDI Aerospace	12,690	16,538	13,820	57,723	60,568

Total Engineering Solutions Revenue	$114,880	$142,217	$121,864	$483,755	$603,223

(a)  Includes a $4.3 million charge associated with the Department of Justice investigation for the three months and the year ended December 31, 2009.

(b)  Includes a $12.3 million charge (£7.6 million) associated with the fine imposed by the United Kingdom's Office of Fair Trading for the three months ended September 30, 2009 and the year ended December 31, 2009.

(c)  Current quarter combined with the three preceding quarters' net earnings (loss) attributable to CDI divided by the average CDI shareholders’ equity.

(d)  Current quarter combined with the three preceding quarters' earnings (loss) before income taxes divided by the average net assets. Net assets include total assets minus total liabilities excluding cash, external debt and income tax accounts.

(e) Includes $498, $406, $278, $1,357 and $406 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended December 31, 2009 and 2008, the three months ended September 30, 2009 and the years ended December 31, 2009 and 2008, respectively.